Exhibit 99.2.g

This document is important and requires your immediate attention. If you are in doubt about how to respond to the Stornoway Offer, you should consult with your investment dealer, stockbroker, bank manager, lawyer or other professional adviser. Enquiries concerning the information in this document should be directed to Kingsdale Shareholder Services Inc. at the telephone number listed on the back page of this Directors’ Circular.

DIRECTORS’ CIRCULAR

RECOMMENDING

REJECTION

OF THE OFFER BY

STORNOWAY DIAMOND CORPORATION

TO PURCHASE ALL OF THE COMMON SHARES OF

ASHTON MINING OF CANADA INC.

DIRECTORS’ RECOMMENDATION

Your Board of Directors recommends that Ashton Shareholders REJECT the Stornoway Offer and NOT TENDER their Ashton Shares.

NO NEED FOR IMMEDIATE ACTION

There is no need for Ashton Shareholders to do anything immediately. The Stornoway Offer is currently open until September 15, 2006. Ashton’s Board of Directors intends to communicate further with Ashton Shareholders prior to the expiry of the Stornoway Offer.

If you have already tendered your Ashton Shares to the Stornoway Offer, you should WITHDRAW them.

August 22, 2006

NOTICE TO NON-CANADIAN SHAREHOLDERS

The Stornoway Offer is made for the securities of a Canadian issuer and while the Stornoway Offer is subject to applicable disclosure requirements in Canada, Ashton Shareholders should be aware that such requirements are different from those in the United States and other non-Canadian jurisdictions. The financial statements of Ashton are prepared in accordance with Canadian generally accepted accounting principles and thus may not be comparable to financial statements of the United States and other non-Canadian jurisdictions.

The enforcement by Ashton Shareholders of civil liabilities under United States federal securities laws or under the laws of other non-Canadian jurisdictions may be affected adversely by the fact that Ashton is incorporated under the laws of Canada, the majority of its officers and directors are residents of Canada and that a substantial portion of the assets of Ashton are located outside the United States. This transaction has not been approved or disapproved by any United States or other securities regulatory authority, nor has any such authority passed upon the accuracy or adequacy of this document.

Ashton’s projects are more advanced and lower risk than Stornoway’s and Contact’s

Note:

(1) Current or planned bulk samples of at least 100 tonnes.

The Stornoway Offer will result in Ashton Minority Shareholders having a substantially reduced interest in Ashton’s projects without being paid fair value for this dilution and additional risk

Here’s what Ashton’s ownership structure is now	... and here’s what you would receive under the Stornoway Offer

i

The Stornoway Offer significantly undervalues your Ashton Shares.

Frequent recovery of large diamonds is the key measure of sustained value for a diamond exploration company.

Here’s what Ashton has recovered	... and here’s what Stornoway and Contact have recovered

Total carats recovered by Ashton:	Total carats recovered by Stornoway and Contact:
742	143

The Board of Directors of Ashton

believes this undervaluation, combined with

the dilution and additional risk from the

Stornoway Offer, is unfair to you,

our shareholders.

Do Not Tender Your Ashton Shares

FREQUENTLY ASKED QUESTIONS ABOUT

THE STORNOWAY OFFER

Should I accept the Stornoway Offer?

NO. Your Board of Directors recommends that Ashton Shareholders REJECT the Stornoway Offer and NOT TENDER their Ashton Shares.

Is the price that Stornoway is offering for my Ashton Shares too low?

YES. The Board of Directors believes that the Stornoway Offer significantly undervalues Ashton and offers inadequate consideration to Ashton Shareholders.

How do I reject the Stornoway Offer?

You do not need to do anything. Simply DO NOT TENDER your Ashton Shares.

Why does the Board of Directors believe that the Stornoway Offer should be rejected?

The Board of Directors believes that:

•                  the Stornoway Offer fails to recognize the potential for a significant near-term value increase associated with the expected recovery of large diamonds from Ashton’s current bulk sample program on the Renard kimberlites and subsequent valuation of such diamonds;

•                  the Stornoway Offer also fails to recognize the potential for growth from three additional bulk sample stage projects in Ashton’s portfolio;

•                  the Stornoway Offer does not adequately compensate Ashton Shareholders for the fact that Stornoway’s assets are earlier-stage and riskier than Ashton’s assets;

•                  Ashton Shareholders will experience substantial dilution from the Stornoway Offer and Stornoway’s near term funding requirements;

•                  alternative transactions are being aggressively pursued to generate greater value for Ashton Shareholders;

•                  the Lock-up Agreement provides a benefit in certain circumstances to Ashton’s “majority” shareholder, which is not being offered to Ashton Minority Shareholders;

•                  benefits identified by Stornoway as flowing to Ashton Shareholders are not unique to a combination with Stornoway. “Market overhang” will result from the proposed transaction;

•                  the share consideration offered by Stornoway is volatile and of uncertain value;

•                  the timing of the Stornoway Offer is opportunistic and disadvantageous to Ashton Shareholders;

•                  the Stornoway Offer does not reflect an adequate change of control premium; and

•                  the consideration offered under the Stornoway Offer is inadequate from a financial point of view.

For discussion of all of the reasons for the recommendation of the Board of Directors, see “Reasons for Rejection of the Stornoway Offer” on pages 2 to 14 in this Directors’ Circular.

What is Ashton doing in response to the Stornoway Offer?

The Board of Directors has established a Special Committee of independent directors, which is aggressively pursuing and evaluating strategic opportunities to enhance shareholder value. Ashton has been solicited by, and has initiated contact with, a number of third parties who have expressed an interest in pursuing alternative transactions.

REJECT THE STORNOWAY OFFER AND DO NOT TENDER YOUR ASHTON SHARES

Are Ashton’s Board of Directors and Senior Officers tendering to the Stornoway Offer?

NO. Members of the Board of Directors and Ashton’s senior officers ARE NOT TENDERING their Ashton Shares to the Stornoway Offer, which the Board of Directors views as offering inadequate consideration to Ashton Shareholders.

My broker advised me to tender my Ashton Shares. Should I?

NO. The Board of Directors has recommended that Ashton Shareholders REJECT the Stornoway Offer and NOT TENDER their Ashton Shares. You should be aware that Stornoway has established a Soliciting Dealer Group and that Stornoway has agreed to pay brokers a fee for Ashton Shares tendered to the Stornoway Offer.

If I tender my Ashton Shares early, am I more likely to obtain the All Cash Alternative?

NO. You obtain no advantage by tendering your Ashton Shares early and it will have no impact on how likely you are to receive the All Cash Alternative.

Can I withdraw my Ashton Shares if I have already tendered?

YES. According to the Stornoway Circular, you can withdraw your previously tendered Ashton Shares at any time: (a) before your Ashton Shares have been taken up by Stornoway pursuant to the Stornoway Offer; (b) if your Ashton Shares have not been paid for by Stornoway within three business days after having been taken up by Stornoway; and (c) within ten days from the day Stornoway mails a notice announcing that it has changed or varied the Stornoway Offer unless, among other things, prior to filing such notice Stornoway has taken up your Ashton Shares or the variation in the Stornoway Offer consists solely of an increase in the consideration offered and the Stornoway Offer is not extended for more than ten days. Any Ashton Shareholder who has already tendered Ashton Shares under the Stornoway Offer should WITHDRAW those Ashton Shares.

How do I withdraw my Ashton Shares?

We recommend you contact your broker or Kingsdale, the information agent retained by Ashton, whose contact information is listed at the end of this FAQ for information on how to withdraw your Ashton Shares.

Isn’t this a “friendly” transaction?

NO. In a friendly transaction, the two companies work together to come to an agreement that would enhance shareholder value. The Stornoway Offer, however, was initiated on an unsolicited basis without Stornoway first approaching Ashton to discuss transaction structure, consideration or alternatives. Indeed, Stornoway has declined overtures from Ashton to negotiate a “friendly” transaction in favour of pursuing an unsolicited take-over bid. This bid employs the minimum time frames permitted under Canadian securities legislation and reduces Ashton’s ability to consider strategic alternatives that may enhance shareholder value. Accordingly, the Stornoway Offer should be considered a “hostile” take-over bid.

Because of the Lock-Up Agreement with Rio, isn’t the Stornoway Offer a “done deal”?

NO. The Special Committee, together with Ashton’s management and the Financial Advisor, are aggressively pursuing and evaluating strategic alternatives to enhance shareholder value. Ashton has been solicited by, or has initiated contact with, a number of third parties, who have expressed an interest in pursuing alternative transactions. The Board of Directors recommends that you not take any action until closer to the expiry date of the Stornoway Offer to ensure that you are able to consider all of the options available to you.

Is Ashton challenging the Stornoway Offer?

YES. The Board of Directors has serious concerns that Stornoway’s Lock-Up Agreement with Rio Tinto confers a $2 million benefit to Ashton’s “majority” shareholder in certain circumstances, which is not being

REJECT THE STORNOWAY OFFER AND DO NOT TENDER YOUR ASHTON SHARES

v

offered to Ashton Minority Shareholders. Canadian provincial securities legislation requires ALL shareholders to be treated equally under a take-over bid. Accordingly, your Board of Directors has authorized an application to securities regulatory authorities seeking, among other things, that cease trade orders be issued against the Stornoway Offer and any transfer of Ashton Shares pursuant to the Lock-Up Agreement. The Board of Directors recommends that you not take any action until this application has been heard and a decision issued.

What will happen if Stornoway buys more than 50% of the Ashton Shares and I don’t sell?

NOTHING. Ashton currently has a “majority” shareholder — Rio Tinto. Prior to November 2000, Ashton had another “majority” shareholder — Ashton Mining Limited. An acquisition by Stornoway or any other party of greater than 50% of the outstanding Ashton Shares will not change the fundamental rights of Ashton Minority Shareholders or the value of their Ashton Shares. Ashton Minority Shareholders who do not tender their Ashton Shares to the Stornoway Offer will have available to them a number of legal and regulatory protections to ensure that they are not treated unfairly in subsequent related party or going private transactions that Stornoway may pursue.

Do I have to decide now?

NO. You do not have to take any action at this time. The Stornoway Offer is scheduled to expire on September 15, 2006 and is subject to a number of conditions that have yet to be satisfied. Given that the Board of Directors is aggressively pursuing strategic alternatives that may enhance value for all Ashton Shareholders, the Board of Directors recommends that you not take any action until closer to the expiry date of the Stornoway Offer to ensure that you are able to consider all of the options available to you.

If you have already tendered Ashton Shares to the Stornoway Offer and you decide to withdraw them, you must allow sufficient time to complete the withdrawal process prior to the expiry of the Stornoway Offer. For more information on how to withdraw your Ashton Shares, you should contact your broker or Kingsdale, the information agent retained by Ashton, at one of the numbers listed below.

Who do I ask if I have more questions?

Your Board of Directors strongly encourages you to consider the information contained in this Directors’ Circular. You should contact Kingsdale, the information agent retained by Ashton, with any questions or requests for assistance that you might have.

CONTACT INFORMATION FOR KINGSDALE, INFORMATION AGENT FOR ASHTON

North American Toll-FreeNumber:	1-866-368-9462
Banks and Brokers Call Collect:	416-867-2272

Email:	contactus@kingsdaleshareholder.com

REJECT THE STORNOWAY OFFER AND DO NOT TENDER YOUR ASHTON SHARES

SUMMARY

The information set out below is intended to be a summary only and is qualified in its entirely by the more detailed information appearing elsewhere in this Directors’ Circular. All capitalized terms in the summary have the meanings ascribed to such terms in the “Glossary” on pages 27 and 28 of this Directors’ Circular.

Recommendation of the Board of Directors:	The Board of Directors recommends that Ashton Shareholders REJECT the Stornoway Offer and NOT TENDER their Ashton Shares.

The Stornoway Offer:

Stornoway has offered to purchase all of the outstanding Ashton Shares for either: (i) $1.25 in cash per Ashton Share; or (ii) one Stornoway Share plus $0.01 in cash per Ashton Share, subject to pro ration of the maximum cash consideration of $59.5 million. The Stornoway Offer is conditional.

Reasons for Rejection:

The Board of Directors has carefully reviewed and considered the Stornoway Offer, with the benefit of recommendations from the Special Committee, the Inadequacy Opinion from the Financial Advisor and advice from independent legal counsel. The following is a summary of the principal reasons for the recommendation of the Board of Directors to Ashton Shareholders that they REJECT the Stornoway Offer and NOT TENDER their Ashton Shares to the Stornoway Offer.

The Board of Directors believes that:

•  the Stornoway Offer fails to recognize the potential for a significant near-term value increase associated with the expected recovery of large diamonds from Ashton’s current bulk sample program on the Renard kimberlites and subsequent valuation of such diamonds;

• the Stornoway Offer also fails to recognize the potential for growth from three additional bulk sample stage projects in Ashton’s portfolio;

• the Stornoway Offer does not adequately compensate Ashton Shareholders for the fact that Stornoway’s assets are earlier-stage and riskier than Ashton’s assets;

• Ashton Shareholders will experience substantial dilution from the Stornoway Offer and Stornoway’s near term funding requirements;

• alternative transactions are being aggressively pursued to generate greater value for Ashton Shareholders;

• the Lock-up Agreement provides a benefit in certain circumstances to Ashton’s “majority” shareholder, which is not being offered to Ashton Minority Shareholders;

• benefits identified by Stornoway as flowing to Ashton Shareholders are not unique to a combination with Stornoway. “Market overhang” will result from the proposed transaction;

• the share consideration offered by Stornoway is volatile and of uncertain value;

• the timing of the Stornoway Offer is opportunistic and disadvantageous to Ashton Shareholders;

• the Stornoway Offer does not reflect an adequate change of control premium; and

REJECT THE STORNOWAY OFFER AND DO NOT TENDER YOUR ASHTON SHARES

• the consideration offered under the Stornoway Offer is inadequate from a financial point of view.

Minority Shareholder Protections:

An acquisition by Stornoway of 50% or more of the Ashton Shares will not change the fundamental rights of Ashton Minority Shareholders or the value of their Ashton Shares. Ashton Shareholders who do not tender their Ashton Shares to the Stornoway Offer will have available to them a number of legal and regulatory protections to ensure that they are not treated unfairly under subsequent related party or going private transactions that Stornoway may pursue.

Alternatives to the Stornoway Offer:

The Special Committee, together with Ashton’s management and the Financial Advisor, are aggressively pursuing a range of strategic opportunities to enhance shareholder value. Ashton and its Financial Advisor are in active dialogue with a number of parties who have expressed an interest in exploring alternative transactions to the Stornoway Offer with Ashton. Ashton has established an electronic data room for the purpose of providing financial, technical and other relevant confidential information to interested third parties. Prior to gaining access to the data room, third parties have been required to enter into confidentiality and standstill agreements with Ashton. A number of these third parties are in the process of examining Ashton’s confidential information.

It is impossible to predict whether any transaction will emerge from these efforts. However, due to the rarity of pre-feasibility diamond projects having the quality of Ashton’s development-track and bulk sample stage properties and the encouraging rough diamond price and demand forecasts over the next decade, the Board of Directors believes that Ashton and its assets are potentially very attractive to other parties in addition to Stornoway.

Extra Benefits conferred by Stornoway to Ashton’s “majority” shareholder:

The Board of Directors has serious concerns that Stornoway’s Lock-Up Agreement with Rio Tinto confers a $2 million benefit in certain circumstances to Ashton’s “majority” shareholder, which has not been offered to Ashton Minority Shareholders. Canadian provincial securities legislation requires that ALL shareholders be treated equally under a take-over bid.Accordingly, the Board of Directors has authorized an application to Canadian securities regulatory authorities seeking, among other things, that cease trade orders be issued against the Stornoway Offer and any transfer of Ashton Shares pursuant to the Lock-Up Agreement.

The Board of Directors recommends that you not take any action until this application has been heard and a decision issued.

Rejection of the Stornoway Offer by Directors and Senior Officers:

The directors and senior officers of Ashton, together with their respective associates, have indicated their intention to REJECT the Stornoway Offer and NOT TENDER their Ashton Shares to the Stornoway Offer.

REJECT THE STORNOWAY OFFER AND DO NOT TENDER YOUR ASHTON SHARES

DEFINED TERMS

In this directors’ circular (the “Directors’ Circular”), “Ashton” refers to Ashton Mining of Canada Inc. and, if the context requires, its subsidiaries. Certain capitalized terms used in this Directors’ Circular are defined in the “Glossary” section on pages 27 and 28 of this Directors’ Circular.

CAUTION REGARDING FORWARD LOOKING STATEMENTS

Certain statements contained in this Directors’ Circular constitute forward-looking statements (as defined in applicable securities legislation) and are prospective in nature. These statements are related to future events. All statements other than statements of historical fact may be forward-looking statements. Forward-looking statements are often, but not always, identified by the use of words such as “seek”, “anticipate”, “plan”, “continue”, “estimate”, “expect”, “may”, “will”, “project”, “predict”, “potential”, “targeting”, “intend”, “could”, “might”, “should”, “believe” and similar expressions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that could cause actual events or results to differ from those reflected in the forward-looking statements, including, without limitation: (i) uncertainty of production at Ashton’s mineral exploration properties; (ii) risks related to Ashton’s ability to commence production and generate material revenues or obtain adequate financing for its planned exploration and development activities; (iii) uncertainty of capital costs, operating costs, production and economic returns; (iv) risks related to Ashton’s ability to finance the development of its mineral properties; (v) permitting risks; (vi) risks and uncertainties relating to the interpretation of drill results, the geology, grade and continuity of Ashton’s mineral deposits; (vii) commodity price fluctuations; (viii) currency fluctuations; (ix) risks related to governmental regulations, including environmental regulations; (x) risks related to reclamation activities on Ashton’s properties; (xi) Ashton’s ability to attract and retain qualified management; (xii) Ashton’s lack of infrastructure; (xiii) mining and development risks, including risks related to accidents, equipment breakdowns, labour disputes or other unanticipated difficulties with or interruptions in production; (xiv) uncertainty related to unsettled aboriginal rights and title in the provinces in which Ashton operates; (xv) uncertainty related to title to Ashton’s mineral properties; (xvi) Ashton’s history of losses and expectation of future losses; (xvii) risks related to management of Ashton’s projects; (xviii) Ashton’s ability to acquire additional commercially mineable mineral rights; (xix) risks related to the integration of any new acquisitions into Ashton’s existing operations; (xx) increased competition in the mining industry; (xxi) risks associated with the speculative nature of the diamond business; and (xxii) uncertainty with respect to the marketability of diamonds.

The Board of Directors believe that the expectations reflected in those forward-looking statements are reasonable but no assurance can be given that these expectations will prove to be correct and such forward-looking statements should not be unduly relied upon. These statements speak only as of the date of this Directors’ Circular. The Board of Directors do not intend, and do not assume any obligations, to update these forward-looking statements.

INFORMATION REGARDING STORNOWAY AND CONTACT

Certain information herein relating to Stornoway, Contact and the Stornoway Offer has been derived from the Stornoway Circular and filings by Stornoway and Contact with Canadian securities regulatory authorities, as well as certain other documents made publicly available by Stornoway and Contact on their websites. While the Board of Directors has no reasons to believe that such information is inaccurate or incomplete, the Board of Directors does not assume any responsibility for the accuracy or completeness of such information. You are urged to read the Stornoway Circular.

REJECT THE STORNOWAY OFFER AND DO NOT TENDER YOUR ASHTON SHARES

NOTE CONCERNING CONCEPTUAL ESTIMATES OF TONNAGE AND
POTENTIAL QUANTITY OF DIAMONDS

This Directors’ Circular includes technical information on Ashton’s Renard property which is based, in part, on a technical report titled “Technical Report Recommendations — The Otish Mountains, Québec Project” dated February 24, 2006 (the “Foxtrot Technical Report”). Alan O’Connor and Isabelle Lepine, professional geologists and “Qualified Persons” for purposes of National Instrument 43-101, Standards of Disclosure for Mineral Projects (“NI 43-101”) were responsible for the preparation of the Foxtrot Technical Report which is available for review at www.sedar.com.

References to estimates of tonnage and the potential quantity of diamonds in this Directors’ Circular are conceptual in nature and there has been insufficient exploration of Ashton’s Renard kimberlites in Québec to define a “mineral resource” within the definition established by NI 43-101. Additional drilling is required to upgrade this estimate to a mineral resource or a mineral reserve category that complies with NI 43-101 and there can be no certainty that future exploration of Ashton’s Renard kimberlites will result in targets being delineated as a mineral resource. The basis on which the disclosed estimates of tonnage and potential quantity of diamonds has been determined is as follows. The drill-indicated tonnage reflects the drill spacing by assuming an area of influence of five to ten metres around each drill hole. In some cases, only limited drill data are available. The projected tonnage of the four Renard blocks, which is presented as a range, was determined by projecting the walls of the bodies to their respective maximum kimberlitic intersection depths. The high estimate of the projected tonnage was determined assuming near-vertical walls, and the low estimate was determined assuming that the walls taper inward at a greater inclination from vertical. In both cases, any non-kimberlitic drill intersections were taken into account. The tonnage was calculated by multiplying the respective interpreted volumes for each body, as determined in a three-dimension wire frame model, by a specific gravity of 2.6 grams per cubic centimetre. The specific gravity of 2.6 is the average value determined to date for kimberlitic material collected from the four Renard bodies. The number of carats was calculated by multiplying the average diamond content of the samples collected thus far from each body by the estimated tonnage of the body. The above estimates of tonnage were prepared by Wardrop Engineering Inc. under the supervision of Brooke P. Clements, P. Geo., Ashton’s Vice-President, Exploration. Mr. Clements is a “Qualified Person” with respect to this disclosure for purposes of NI 43-101.

CURRENCY

All references to $ contained herein are to Canadian dollars.

REJECT THE STORNOWAY OFFER AND DO NOT TENDER YOUR ASHTON SHARES

x

ASHTON MINING OF CANADA INC.

DIRECTORS’ CIRCULAR

This Directors’ Circular is issued by the board of directors (the “Board of Directors”) of Ashton Mining of Canada Inc. in connection with the unsolicited offer (the “Stornoway Offer”) made by Stornoway Diamond Corporation (“Stornoway”) to acquire all of the issued and outstanding common shares of Ashton (the “Ashton Shares”) including common shares that may become outstanding prior to the expiry of the Stornoway Offer on the basis of either (i) $1.25 in cash per Ashton Share (the “All Cash Alternative”); or (ii) one common share of Stornoway (a “Stornoway Share”) plus $0.01 in cash per Ashton share (the “Share Alternative”), subject to pro ration of a maximum cash consideration for the All Cash Alternative of $59.5 million. The terms and conditions set forth in the Stornoway Offer are set out in the offer to purchase and take-over bid circular (the “Stornoway Circular”) dated August 10, 2006 that was mailed to holders of Ashton Shares.

Concurrent with the Stornoway Offer, Stornoway is making an offer to purchase, by way of a take-over bid all of the issued and outstanding common shares of Contact Diamond Corporation (“Contact”) at an exchange ratio of 0.36 Stornoway Shares for each issued and outstanding common share of Contact (the “Contact Offer”). The Stornoway Offer to purchase the Ashton Shares is not conditional on the completion of the Contact Offer and the Contact Offer is not conditional on the completion of the Stornoway Offer to purchase Ashton Shares. Stornoway and Contact have entered into a support agreement pursuant to which Contact has agreed to support the Contact Offer and not to solicit alternative transactions to the Contact Offer involving Contact.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors has carefully considered the Stornoway Offer, has received the recommendation of a special committee of independent directors (the “Special Committee”) that was established to review and evaluate the Stornoway Offer, has reviewed the inadequacy opinion (the “Inadequacy Opinion”) of its independent financial advisor, National Bank Financial Inc. (the “Financial Advisor”), and has determined that the Stornoway Offer is inadequate and not in the best interests of Ashton or holders of Ashton Shares (“Ashton Shareholders”). For a more detailed discussion of the factors considered by the Board of Directors in reaching these conclusions, see “Reasons for Rejection of the Stornoway Offer” at pages 2-14 of this Directors’ Circular. Ashton Shareholders are urged to carefully review the factors considered by the Board of Directors.

Based on the foregoing, the Board of Directors has resolved as follows:

DIRECTORS’ RECOMMENDATION

Your Board of Directors recommends that Ashton Shareholders REJECT the Stornoway Offer and NOT TENDER their Ashton Shares.

NO NEED FOR IMMEDIATE ACTION

There is no need for Ashton Shareholders to do anything immediately. The Stornoway Offer is currently open until September 15, 2006. Ashton’s Board of Directors intends to communicate further with Ashton Shareholders prior to the expiry of the Stornoway Offer.

If you have already tendered your Ashton Shares to the Stornoway Offer, you should WITHDRAW them.

REJECT THE STORNOWAY FFER AND DO NOT TENDER YOUR ASHTON SHARES

HOW TO WITHDRAW TENDERED ASHTON SHARES

Ashton Shareholders who have tendered their Ashton Shares to the Stornoway Offer can withdraw them at any time (a) before their Ashton Shares have been taken up by Stornoway pursuant to the Stornoway Offer; (b) if their Ashton Shares have not been paid for by Stornoway within three business days after having been taken up by Stornoway; and (c) before the expiration of ten days from the day Stornoway mails a notice announcing that it has changed or varied the Stornoway Offer unless, among other things, prior to filing such notice Stornoway has taken up their Ashton Shares or the variation in the Stornoway Offer consists solely of an increase in the consideration offered and the Stornoway Offer is not extended for more than ten days. Registered Ashton Shareholders simply need to complete the Notice of Withdrawal (printed on BLUE paper) included with this Directors’ Circular and deliver, mail or fax it to Stornoway’s depositary, CIBC Mellon Trust Company, at the address set forth in the Notice of Withdrawal, in accordance with the instructions set forth on pages 33 and 34 of the Stornoway Circular.

Ashton Shareholders who hold Ashton Shares through a brokerage firm should contact their broker to withdraw Ashton Shares on their behalf. Ashton Shareholders requiring assistance in withdrawing Ashton Shares should contact Kingsdale Shareholder Services Inc. (“Kingsdale”), Ashton’s Information Agent, toll free in North America at: 1-866-368-9462. Outside of North America, banks and brokers can contact Kingsdale by calling collect to: 416-867-2272. Kingsdale can also be contacted by email at: contactus@kingsdaleshareholder.com.

REASONS FOR REJECTION OF THE STORNOWAY OFFER

The Board of Directors has carefully reviewed and considered the Stornoway Offer, with the benefit of recommendations from the Special Committee, the Inadequacy Opinion from its Financial Advisor and advice from independent legal counsel. The following is a summary of the principal reasons for the recommendation by the Board of Directors to Ashton Shareholders that they REJECT the Stornoway Offer and NOT TENDER their Ashton Shares.

1.             The Stornoway Offer fails to recognize the value of Ashton’s growth potential.

Potential for significant near-term value increase associated with the expected recovery of large diamonds from the current bulk sample program at Renard and a subsequent valuation of such diamonds.

Ashton’s most advanced project, the Renard kimberlite cluster in Québec, is one of only two pre-feasibility stage diamond projects in North America. The Renard project is currently estimated to contain 23.2 to 27.5 million tonnes of diamondiferous kimberlite, representing an estimated 17.6 to 20.9 million carats. This estimate is conceptual in nature and there has been insufficient exploration of the Renard kimberlites to define a “mineral resource” within the definition established by NI 43-101. See “Note Concerning Conceptual Estimates of Tonnage and Potential Quantity of Diamonds”. The Renard cluster is part of a 50/50 joint venture between Ashton and Diaquem Inc., a wholly owned subsidiary of SOQUEM INC.

Assets such as the Renard kimberlites are highly strategic and marketable because they are difficult to discover or acquire, especially in geopolitically stable countries such as Canada. In fact, Québec has been ranked by the Fraser Institute as one of the most favourable jurisdictions in the world to develop a mine. World rough diamond demand is forecast by experts to increasingly exceed supply over the next decade, which the Board of Directors believes will increase the significant strategic and scarcity value of a near-term development-track deposit like Renard over time.

Ashton is currently undertaking a $29 million, 10,000 tonne bulk sample program to recover a 6,000 carat parcel of diamonds at Renard. Commissioning of a dense media separation (“DMS”) test facility at Renard is anticipated to commence by October 2006. Recovery of the first diamonds is anticipated in late 2006 and a valuation of the recovered diamonds is expected to be completed during the second quarter of 2007. Later in 2007, a pre-feasibility study is expected to be completed and, if its conclusions are positive and depending on the timing of permitting, production could begin as early as 2010.

REJECT THE STORNOWAY OFFER AND DO NOT TENDER YOUR ASHTON SHARES

Completion of a large bulk sample program and the announcement of recovery of a 3,000+ carat parcel of diamonds, including numerous diamonds over 2.0 carats in weight, is generally a catalyst for a value re-rating in the diamond mining sector, as investors assign a substantially higher valuation multiple to diamond development companies than exploration companies. Market valuations generally increase as a company moves from exploration to development to production.

The chart below illustrates the share price increase of another development-track diamond company in the months leading up to the completion of a large bulk sample program at Canada’s other pre-feasibility stage diamond deposit.

Shore Gold Inc. Share Price Performance: June 2003 – March 2005

Source: Bloomberg

Current Renard Timeline by Comparable Developments

The Stornoway Offer fails to recognize the potential for a significant near-term value increase associated with the expected recovery of large diamonds from Ashton’s current bulk sample program at Renard and a subsequent valuation of such diamonds.

REJECT THE STORNOWAY OFFER AND DO NOT TENDER YOUR ASHTON SHARES

Potential for long-term growth associated with Lynx/Hibou, K14 and Artemisia.

In addition to Ashton’s leading development-track project at the Renard kimberlite cluster, Ashton has three additional active bulk sample projects — Lynx/Hibou on the Foxtrot property in Québec, the K14 kimberlite on the Buffalo Hills property in Alberta and the Artemisia kimberlite on the Kim property in Nunavut. Ashton defines a bulk sample as being at least 100 tonnes in size. The Lynx and Hibou dyke systems, situated within two kilometres of the Renard kimberlite cluster, and a significant discovery in themselves, have the potential to host a large deposit of diamonds in a geological configuration similar to De Beers’ planned Snap Lake mine in the Northwest Territories. Lynx/Hibou could further enhance the economics of a mining operation at Renard. In August and September 2006, Ashton plans to collect a sample of at least 100 tonnes from Hibou by trenching. In 2007, Ashton will consider further delineation drilling and the collection of a bulk sample from Lynx by trenching. Lynx and Hibou are governed by the same 50/50 joint venture between Ashton and Diaquem Inc. as Renard.

In 2007, Ashton plans to collect a bulk sample of at least 200 tonnes from the K14 kimberlite located on its Buffalo Hills property in Alberta. In addition, a drilling program will be completed on the K14 and K91 kimberlites at Buffalo Hills to define tonnage. Favourable results from the 2007 program would set the stage for the collection of a multiple thousand tonne bulk sample from K14 and K91 in 2008. Ashton can increase its joint venture interest in the Buffalo Hills joint venture from 45% to 72.5% by funding the next $15 million in exploration expenditures by April 30, 2010. After this earn-in, Ashton’s Buffalo Hills joint venture partners, EnCana Corporation and Pure Gold Minerals Inc., will own a 21.5% and 6% joint venture interest, respectively.

In August of 2006, Ashton’s joint venture partner, Vaaldiam Resources Ltd., initiated an exploration program that includes the collection of a 100 tonne bulk sample from the Artemisia kimberlite on the Kim property in Nunavut. Ashton has granted this joint venture partner an exclusive option to acquire a 40 percent joint venture interest in Ashton’s wholly-owned Coronation Gulf properties, including the Kim property, by sole-funding the next $3.0 million of exploration costs before December 31, 2008, of which $1.0 million must be spent by December 31, 2006.

The exploration stage of these three active bulk sample programs are more advanced than the Stornoway or Contact programs. The Board of Directors believes that the Stornoway Offer fails to adequately reflect the value of these three bulk sample phase projects.

The Stornoway Offer does not recognize the potential for growth from Lynx/Hibou, K14 and Artemisia.

2.             The Stornoway Offer does not reflect the fact that Stornoway’s assets are earlier-stage and riskier than Ashton’s assets.

The Board of Directors believes that the driver of true underlying sustained value in a diamond exploration company is the frequent recovery of large diamonds associated with significant tonnage of kimberlite. A consideration of this metric, as set out in the tables below, highlights the fundamentally different nature of these companies.

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Estimated In-Ground Carats	Number of Large Diamonds Recovered by Carat

Source: Stornoway Circular and Stornoway and Contact Public Disclosure Record

Note:
(1) Estimated based on Contact Public Disclosure Record.

As clearly indicated above, Ashton’s projects are considerably more advanced along their evaluation timeline than Stornoway’s and Contact’s.

The Board of Directors believes that the Stornoway Offer does not reflect the relative risks of Ashton’s and Stornoway’s two asset pools. As an earlier stage exploration company with less advanced projects, Stornoway’s assets are inherently riskier than Ashton’s asset, as indicated in the following table:

Source: Stornoway Circular and Stornoway and Contact Public Disclosure Record

Note:

(1)   Current or planned bulk samples of at least 100 tonnes.

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Tendering to the Stornoway Offer will expose Ashton Shareholders to significantly greater exploration risk and, as a result, lower expected returns. The FOUR most advanced projects in a combined Ashton/Stornoway/Contact would be contributed by Ashton, while Stornoway and Contact would predominantly contribute early stage, exploration properties. None of Stornoway’s or Contact’s properties are disclosed as being currently at the bulk sample or development-track stage and none are anticipated to begin production in the foreseeable future. Stornoway’s and Contact’s “Qualified Persons” for purposes of NI 43-101 have not included recommendations for any additional work on Stornoway’s or Contact’s most advanced targets, the AV1 kimberlite (Aviat) or 95-2 kimberlite (Timiskaming), respectively, in their recommended 2006 work programs. Accordingly, the economic potential of the projects in which Stornoway and Contact hold an interest are extremely uncertain and expenditures on such early stage projects are less likely to generate a positive return on investment than expenditures on more advanced projects, such as those controlled by Ashton.

The following is a breakdown of the comparative expenditures by Ashton, Stornoway and Contact during each of their most recent financial years, broken out among the four stages of diamond property exploration and development.

Ashton Expenditures	Stornoway and Contact Expenditures

Source: Stornoway Circular and Stornoway and Contact Public Disclosure Record

While Ashton’s expenditures are diversified relatively evenly across the four stages of diamond exploration and development, Stornoway and Contact have no current exposure to active bulk sample stage or development track projects. In comparison, the following chart of expenditures for a pro forma combined Ashton/Stornoway/Contact entity illustrates that expenditures will become concentrated in the higher risk advanced and early-stage exploration categories if the Stornoway Offer and the Contact Offer are successful.

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Pro Forma Expenditures

Source: Stornoway Circular and Stornoway and Contact Public Disclosure Record

The Board of Directors believes that large acreages of early-stage exploration mineral claims have little sustainable value for a development-track diamond company, such as Ashton, and represent a considerable financial drain. Accordingly, the Board of Directors believes the Stornoway Offer will have the effect of increasing the risk for Ashton Shareholders.

Stornoway’s assets are earlier-stage and riskier than Ashton’s assets. The Stornoway Offer will increase risk to Ashton Shareholders.

3.             Ashton Shareholders will experience substantial dilution.

Ashton Shareholders will suffer immediate dilution in their exposure to Ashton’s development-track and bulk sample stage targets following a successful Stornoway Offer and Contact Offer. Further dilution, however, will also result from an equity issuance that Stornoway is committed to undertake to pay off its $32.5 million bridge loan with a Canadian chartered bank to finance the cash component of the Stornoway Offer. The impact of this compounded dilution will be to significantly reduce Ashton Shareholders’ interest in Ashton’s diamond projects, as demonstrated by the following graphs.

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Existing Ashton Ownership (95,204,036 shares issued and outstanding)	Pro Forma Ownership(1) (Approximately 235 million shares issued and outstanding)

Source: Stornoway Circular and Public Disclosure Record

Notes:

(1)    Assumes 100% of Ashton Shareholders tender and full pro ration of $59.5 million All Cash Alternative.

(2)    Assumes Stornoway refinances its bridge loan with an equity issue at a 6.0% discount to a market price of $1.15 per Stornoway Share.

Following a successful Stornoway Offer, Contact Offer and financing to pay off its bridge loan, it is estimated that Stornoway will have the largest number of shares outstanding of any Canadian public diamond exploration company, with approximately 235 million shares issued.

In addition, given that the assets of Stornoway and Contact are principally comprised of early stage diamond properties — in the case of Stornoway, involving interests in more than 18 million acres, spanning 40 properties in Northern Canada and Botswana, and in the case of Contact covering a combined area of over 860,000 acres — significant capital will be required to progress exploration on these properties, even though the probabilities of success on such early stage projects are generally low. Stornoway and Contact incurred early-stage and advanced exploration expenditures and one bulk sample of approximately $16.6 million, $21.7 million and $17.6 million in each of their last three financial years. There is no assurance that Stornoway will be able to raise the necessary capital to progress such early stage exploration — while continuing to advance Ashton’s more advanced properties — at a reasonable price, in the future.

Ashton Shareholders will experience substantial dilution from the Stornoway Offer and Stornoway’s near-term funding requirements.

4.             Alternative transactions are being aggressively pursued to generate greater value for Ashton Shareholders.

The Special Committee, together with Ashton’s management and the Financial Advisor, are aggressively pursuing a range of strategic opportunities to enhance shareholder value. Ashton and its Financial Advisor are in active dialogue with a number of parties who have expressed an interest in exploring alternative transactions to the Stornoway Offer with Ashton. Ashton has established an electronic data room for the purpose of providing financial, technical and other relevant confidential information to interested third parties. Prior to

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gaining access to the data room, third parties had been required to enter into confidentiality and standstill agreements with Ashton. A number of these third parties are in the process of examining Ashton’s confidential information.

It is impossible to predict whether any transaction will emerge from these efforts. However, due to the rarity of pre-feasibility diamond projects having the quality of Ashton’s current development-track and bulk sample stage projects, and the encouraging rough diamond price and demand forecasts over the next decade, the Board of Directors believes that Ashton and its assets are potentially very attractive to other parties in addition to Stornoway.

Ashton Shareholders who tender their Ashton Shares to the Stornoway Offer before the Special Committee and its Financial Advisor have had the opportunity to fully explore all available alternatives to maximize shareholder value may foreclose an opportunity to receive a greater value from an alternative transaction.

Alternative transactions are being aggressively pursued and other strategic opportunities may emerge which generate greater value for Ashton Shareholders than the Stornoway Offer.

5.             The Lock-Up Agreement provides a benefit in certain circumstances to Ashton’s “majority” shareholder that is not being offered to Ashton Minority Shareholders.

Stornoway’s Lock-Up Agreement with Rio Tinto provides that $2 million in cash will be paid to Rio Tinto in the event that the Stornoway Offer is terminated, withdrawn or expires without any Ashton Shares tendered thereunder having been taken up or paid for by Stornoway. This $2 million has already been deposited by Stornoway and Contact into the trust account of Rio Tinto’s solicitors. NO SIMILAR PAYMENT HAS BEEN OFFERED TO THE ASHTON MINORITY SHAREHOLDERS.

Canadian take-over bid laws mandate that all shareholders of a target issuer must be offered identical consideration in connection with a take-over bid and that no collateral agreement, commitment or understanding may be entered into by a bidder that has the effect of providing a particular shareholder of a target with consideration of greater value than that offered to other shareholders of that target.

The Board of Directors is concerned that, through these arrangements, Stornoway has conferred a financial benefit to a “majority” shareholder which has not been offered to Ashton Minority Shareholders. Accordingly, the Board of Directors has authorized an application to Canadian securities regulatory authorities seeking, among other things, that cease trade orders be issued against the Stornoway Offer and any transfer of Ashton Shares pursuant to the Lock-Up Agreement. Ashton is requesting that a hearing be held in September 2006, prior to the expiry of the Stornoway Offer.

The Board of Directors recommends that Ashton Shareholders not take any action with respect to the Stornoway Offer until these applications have been heard and a decision issued.

The Lock-Up Agreement provides a $2 million benefit in certain circumstances to Ashton’s “majority” shareholder that is not being offered to Ashton Minority Shareholders.

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6.             The benefits identified by Stornoway as flowing to the Ashton Shareholders are not unique to a combination with Stornoway. “Market overhang” will result from the proposed transaction.

Stornoway has identified a number of benefits and opportunities from a combination with Ashton and Contact, including increased liquidity through a large shareholder base, greater flexibility and improved access to financial resources, an opportunity to initiate consolidation in the diamond sector and a larger, more diversified asset base. None of these identified benefits or opportunities, however, is unique to a combination with Stornoway or Contact. Ashton could achieve these same benefits and opportunities through a strategic transaction with any one or more of a number of Canadian or international diamond companies. Furthermore, such a potential business combination with a diamond company having more advanced properties than Stornoway and Contact would likely be more attractive to Ashton Shareholders as it would not result in the increased risk to Ashton Shareholders identified earlier in this Directors’ Circular.

Stornoway has also claimed that the Stornoway Offer “unlocks” value for Ashton Shareholders by removing the market valuation impediments inherent with the presence of a significant shareholder — Rio Tinto. However, if the Stornoway Offer is successful, Rio Tinto will remain as a significant shareholder in Stornoway maintaining what is commonly referred to as “market overhang” due to the potential that Rio Tinto may sell its beneficially owned Stornoway Shares in the public market. In addition the Stornoway Circular acknowledges that the new significant shareholding of Agnico-Eagle Mines Limited in Stornoway following a successful Stornoway Offer (which, combined with the anticipated Rio Tinto shareholding in Stornoway, will constitute approximately 24.2% of the outstanding Stornoway Shares) will add to this “market overhang” and could adversely affect the market price of the Stornoway Shares going forward. An additional “market overhang” may also arise if a significant number of U.S. Ashton Shareholders tender to the Stornoway Offer. Stornoway Shares will not be issued directly to such U.S. Ashton Shareholders under the Stornoway Offer, but will be immediately sold on their behalf by a registered broker or investment dealer retained by an agent for Stornoway. Such arrangements may place immediate downward pressure on the market price of Stornoway’s Shares after the completion of the Stornoway Offer.

The benefits identified by Stornoway as flowing to the Ashton Shareholders are not unique to a combination with Stornoway. “Market overhang” will result from the proposed transaction.

7.             The share consideration offered by Stornoway is of volatile and uncertain value.

The Stornoway Offer contains a sizeable share component. Rio Tinto, as a 51.6% shareholder of Ashton, has advised that it intends to elect the All Cash Alternative for its Ashton Shares. Due to the cap on the total amount of available cash under the Stornoway Offer, Ashton Shareholders are likely to receive Stornoway Shares as part of the consideration, no matter what consideration alternative they choose. The value of the consideration being offered is therefore uncertain and dependent on the value of the Stornoway Shares after the Stornoway Offer expires.

During the twenty-four month period ended July 21, 2006, the closing price for Stornoway’s Shares on the Toronto Stock Exchange (“TSX”) varied from a high of $2.22 to a low of $0.74.

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Stornoway Share Price Performance: Last Two Years from August 18, 2006

Source: Bloomberg

The Stornoway Shares are highly volatile and of uncertain value.

8.             The Stornoway Offer is opportunistic and disadvantageous to Ashton Shareholders.

The timing of the Stornoway Offer exploits a recent four month period of general decline in the market price of Canadian diamond exploration companies and a matching period of decline in Ashton’s share price. During this period of lower share prices across the industry, Ashton’s Shares have been trading near their 52 week low price. Ashton’s Shares traded at $1.53 as recently as March 6, 2006, a 22.4% premium to the $1.25 All Cash Alternative and a 31.9% premium to the implied value of the Share Alternative as at August 21, 2006.

Ashton Share Price Performance: Last Twelve Months as at July 21, 2006

Source: Bloomberg

Note:

(1)                                  Priced as at August 21, 2006.

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Over the one year period prior to the announcement of the Stornoway Offer, the ratio of Ashton Share price to the Stornoway Share price has on average been 1.09:1. This is a significant premium to the 1.00:1 exchange ratio reflected in the Share Alternative under the Stornoway Offer.

Exchange Ratio: Last Twelve Months from August 18, 2006

Source: Bloomberg

The Stornoway Offer has also come shortly before a period of expected significant risk reduction and associated value enhancement for Ashton associated with the current $29 million, 10,000 tonne bulk sample program at Renard, recovery of diamonds commencing in December 2006, a valuation of the recovered diamonds by mid-2007, and the expected completion of a pre-feasibility study on Renard later in 2007. If the Stornoway Offer is accepted, Ashton Shareholders would be denied the opportunity to properly benefit from Ashton’s development plans for Renard and the anticipated value enhancement associated with the reduction in project risk.

The timing of the Stornoway Offer is opportunistic and disadvantageous to Ashton Shareholders.

9.             The Stornoway Offer does not reflect an adequate change of control premium.

A comparison of the Stornoway Offer to premiums paid in recent Canadian mining transactions illustrates that the Stornoway Offer is significantly below what is considered an adequate premium for control of a Canadian mining company. Unsolicited change of control premiums in the mining sector since 2000 have averaged 34.1%. Based on the 20-day volume-weighted average prices of the shares of Ashton and Stornoway as of July 21, 2006 (the last trading day prior to the announcement of Stornoway’s intention to the Stornoway Offer), the Stornoway Offer represents only a 15% premium to Ashton’s unaffected stock price.

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Average Take-over Premiums in Recent Precedent Transactions(1)

Source: Thomson Financial and other public sources

Notes:

(1)                                  Based on deals greater than US$100 million. Premiums based on target’s unaffected share price 20 days prior to announcement.

(2)                                  Average of the following transactions: Shore Gold acquisition of Kensington Resources, BHP acquisition of DiaMet, De Beers acquisition of Winspear and Rio Tinto acquisition of Ashton Mining Limited (Australia).

Stornoway is attempting to gain control of Ashton without paying an appropriate change of control premium.

10.          The consideration offered under the Stornoway Offer is inadequate from a financial point of view.

The Board of Directors engaged the Financial Advisor to assess the Stornoway Offer, to provide advice as to the adequacy or inadequacy, from a financial point of view, of the consideration offered to Ashton Shareholders pursuant to the Stornoway Offer, and to provide advice on strategic alternatives available to maximize value to Ashton Shareholders. The Financial Advisor has delivered an opinion addressed to the Board of Directors that the consideration offered pursuant to the Stornoway Offer is inadequate, from a financial point of view, to Ashton Shareholders. A copy of the Inadequacy Opinion is attached as Schedule “A” to this Directors’ Circular. Ashton Shareholders should review the Inadequacy Opinion in its entirety in conjunction with their review of this Directors’ Circular.

The consideration offered pursuant to the Stornoway Offer is inadequate from a financial point of view.

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Conclusion

The foregoing discussion of the information and factors considered by the Board of Directors in reaching its decision to recommend that Ashton Shareholders REJECT the Stornoway Offer is not intended to be exhaustive, but addresses the material factors considered by the Board of Directors. In light of the variety of factors considered in connection with their evaluation of the Offer, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their recommendation. In addition, individual members of or the Board of Directors may have given differing weights to different factors. The conclusion and recommendations of the Board of Directors were made after considering the totality of the information and factors involved.

INADEQUACY OPINION

Pursuant to an engagement agreement dated July 26, 2006 between Ashton and the Financial Advisor (the ”Engagement Agreement”), Ashton engaged the Financial Advisor to act as its financial advisor with respect to the Stornoway Offer. Among other things, the Engagement Agreement contemplated that the Financial Advisor would provide an opinion on the fairness or inadequacy of the Stornoway Offer. On August 21, 2006, the Financial Advisor delivered to the Board of Directors its opinion that, as of that date and subject to the assumptions and limitations contained in the Inadequacy Opinion, the consideration to be received by Ashton Shareholders pursuant to the Stornoway Offer is inadequate. A copy of the Inadequacy Opinion, setting forth the scope of the Financial Advisor’s review and the assumptions and limitations relating to its opinion, is reproduced in full as Schedule ”A” to this Directors’ Circular. Shareholders are urged to read the Inadequacy Opinion in its entirety.

Ashton has been advised by the Financial Advisor that it is not an insider, associate or affiliate (as those terms are defined in the Securities Act (British Columbia)) of Ashton, Stornoway, Contact or any of their respective associates or affiliates. There are no understandings, agreements or commitments between the Financial Advisor and Ashton or any of their respective associates or affiliates with respect to any future business dealings. The Financial Advisor may, in the future, in the ordinary course of its business, perform financial advisory or investment banking services for Ashton or any of its associates or affiliates.

The terms of the Engagement Agreement provide that the Financial Advisor is to be paid reasonable and customary compensation for its services. In addition, the Financial Advisor is to be reimbursed for its reasonable out-of-pocket expenses and is to be indemnified by Ashton in respect of certain liabilities that may be incurred by the Financial Adviser in connection with the provision of its services.

The Inadequacy Opinion is not a recommendation as to whether or not Ashton Shareholders should deposit their Ashton Shares under the Stornoway Offer.

BACKGROUND TO THE OFFER AND RESPONSE OF ASHTON

Ashton’s Relationship with Rio Tinto

Rio Tinto acquired a 68.2% indirect beneficial interest in Ashton on November 17, 2000, following its successful takeover of Ashton Mining Limited, the former controlling shareholder of Ashton.

In May 2001, following the completion of a strategic review of Rio Tinto’s shareholding in Ashton, Rio Tinto notified Ashton that it had decided to seek expressions of interest for the acquisition of Rio Tinto’s beneficial shareholding in Ashton.

During September through December 2001, Ashton successfully discovered and demonstrated potential for significant diamond content in four kimberlites in Québec and Nunavut, confirming the potential of these two regions to represent new kimberlite districts in Canada. Each discovery resulted in an unprecedented mineral claim staking rush by competitors in these districts.

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In December 2001, Rio Tinto announced its decision to cease its divestiture efforts and instead to consider all of the available options for its beneficial shareholding in Ashton.

Since the time of acquiring its indirect beneficial interest in Ashton, Rio Tinto has participated in a majority of Ashton’s equity financings, as set out in the following table.

		Rio Tinto’s participation
Completion Date	Average Price per Ashton Share	Amount	Percentage of Gross Proceeds

December 2000	$0.75	nil	nil
August 2001	$0.67/0.70	$2,000,000	77.0%
December 2001	$1.10	4,000,000	50.0%
February 2002	$3.50	nil	nil
June 2002(1)	$1.40	5,091,000	59.2%
June 2003	$1.50	3,000,000	75.0%
November 2003	$1.50/1.75	5,000,000	33.3%
Nov/Dec 2004	$1.05/1.30	nil	nil
December 2005	$1.30	4,500,000	48.9%
March 2006	$1.40	7,755,000	51.7%

Total		$31,346,000	43.2%

Note:

(1)          Exercise of common share purchase warrants.

Notwithstanding its participation in the foregoing equity financings, Rio Tinto does not have any pre-emptive right or anti-dilution provisions with respect to its shareholding in Ashton. Furthermore, Rio Tinto has no back-in provisions on Ashton properties or assets.

Since participating in Ashton’s March 2006 financing, Rio Tinto has not had the benefit of any material information that has not been made available to all Ashton Shareholders.

In October 2005, Ashton provided Rio Tinto a confidential update report on Ashton’s strategic 2006 program and financial requirements for Ashton’s key projects. Also in October, Mr. Boyd and Mr. Brooke Clements, Ashton’s Vice President Exploration, visited Rio Tinto in London and presented current exploration data and Ashton’s 2006 bulk sample exploration plans and financing requirements. After discussions with Rio Tinto, the 2006 program objectives were adjusted to prioritize the recovery of a large diamond parcel for valuation purposes.

In November 2005, Ashton announced plans to proceed with the collection of a 5,000 carat diamond parcel to assist in completing a pre-feasibility study in 2007. In December 2005 and April 2006, Ashton’s Board, including Rio Tinto’s representative, Mr. Stephen J. Jopling, unanimously approved the 2006 Business Plan and Budget and subsequent budget amendments.

On two occasions in the recent past, Ashton’s management has engaged in preliminary discussions with Rio Tinto in respect of a possible restructuring of their beneficial ownership interest in Ashton, but in both instances, Rio Tinto did not pursue the matter.

In May 2005, Mr. Robert T. Boyd, the President and Chief Executive Officer of Ashton visited London and provided Rio Tinto with an update on Ashton’s 2005 exploration activities and discussed the corporate challenges facing Ashton as it evolved towards a development stage company. Based on an expressed interest by Rio Tinto, Mr. Boyd discussed with Rio Tinto business alternatives that would provide Rio Tinto a direct property ownership exposure to Ashton’s key projects, including a discussion of the unique challenges for a transaction like this with a majority shareholder. Subsequent to these discussions, further program expenditure

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information was provided to Rio Tinto. No response, however, was received to this information and no further business discussions resulted.

On April 10, 2006 Mr. Boyd met with Mr. Steve Scott, General Manager and Vice President, Commercial of Rio Tinto, to provide an update on activities and to seek Rio Tinto’s support to initiate negotiations to increase Ashton’s ownership interest in its key projects and arrange timing for a London meeting to pursue these confidential strategic discussions. Mr. Boyd followed up with Rio Tinto executives in an email exchange during April and May to solicit a response to the issues raised in this April meeting, and to respond to requests for updates on Ashton’s environmental, health and safety policies and current procedures and related field program activities. Mr. Scott mailed Mr. Boyd a letter dated May 28, 2006, which encouraged Ashton to focus its efforts on completing Ashton’s 2006 exploration program prior to considering increased exposure to its existing projects. Separate emails exchanged between Mr. Boyd and Rio Tinto executives between April and June to arrange London business meetings indicated that key London-based business executives were unavailable for a meeting to discuss this matter until August 2006.

Prior Business Dealings with Stornoway

From December 2005 through to May 2006, Ashton’s partners in the Buffalo Hills joint venture evaluated the strategic options for their interest in this project. During April and May 2006 Stornoway conducted discussions with Ashton’s joint venture partners to acquire all or a portion of their joint venture interests. During May 2006, a draft confidentiality agreement with revisions requested by Stornoway was provided to Ashton. As part of the discussion on this document, Stornoway requested through Ashton’s joint venture partners on May 18, 2006 that the staking restrictions for Stornoway for those areas immediately adjoining the Buffalo Hills joint venture properties be eliminated. Ashton declined this request on the same day. Ashton understands that discussions between Stornoway and Ashton’s Alberta joint venture partners ceased the following week. Ashton re-established negotiations to acquire a larger interest in the Alberta joint venture with its partners in June 2006. These discussions resulted in the joint venture restructuring transaction announced on August 21, 2006.

Stornoway’s Unsolicited Proposal

On Friday, July 21, 2006 at approximately 2:30 p.m. (Pacific Daylight Time), Ms. Eira Thomas, President and Chief Executive Officer of Stornoway, called Mr. Boyd by telephone to arrange an urgent meeting later that day. At approximately 4:00 p.m., Ms. Thomas and Mr. Matt Manson, the President and Chief Executive Officer of Contact, met with Mr. Boyd at Ashton’s offices in North Vancouver, British Columbia. At this meeting Ms. Thomas and Mr. Manson presented Mr. Boyd with what is colloquially known among mergers and acquisitions practitioners as a “bear hug”. Ms. Thomas and Mr. Manson informed Mr. Boyd that Stornoway would be making an announcement prior to opening of the North American stock markets on Monday, July 24, 2006, of its intention to make an unsolicited take-over bid for all of the outstanding Ashton Shares. Ms. Thomas also advised Mr. Boyd that Stornoway had entered into the Lock-Up Agreement with Rio Tinto. Ms. Thomas and Mr. Manson additionally told Mr. Boyd that Stornoway would be making a concurrent “friendly” offer to purchase all of the issued and outstanding common shares of Contact. Ms. Thomas then sought assurances from Mr. Boyd that he, personally, and Ashton’s management team would support Stornoway’s proposal as a “friendly” transaction. Mr. Boyd advised Ms. Thomas that neither he nor Ashton’s management would be in a position to provide such support, due to the conflict-of-interest management faces in any proposed control contest, and that Stornoway’s proposal would be referred to Ashton’s Board of Directors for immediate consideration. During the meeting, Mr. Boyd requested further details on the nature of the Lock-Up Agreement at which time it was emphasized to Mr. Boyd that Rio Tinto had agreed to an arrangement that provided Rio Tinto no opportunity to tender its Ashton Shares into a higher competing offer. Prior to departing, Ms. Thomas indicated that Mr. Tom Albanese, an Executive Director of Rio Tinto, would call Mr. Boyd during the weekend. As they left Ashton’s offices, Ms. Thomas and Mr. Manson handed Mr. Boyd a letter addressed to Mr. John Cole, Chairman of Ashton, that summarized Stornoway’s proposal and requested an opportunity to meet with Ashton’s board to discuss Stornoway’s proposal and explore opportunities to conclude a “friendly

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transaction” with Ashton, provided that a mutually acceptable agreement could be reached prior to 5:00 p.m. (Pacific time) on Sunday, July 23, 2006 — in approximately 48 hours.

At approximately 5:00 p.m. that same day, Ms. Catherine McLeod-Seltzer, Co-Chairperson and director of Stornoway, and her brother, Mr. Bruce McLeod, Chief Operating Officer of Stornoway, initiated a phone call with Mr. David Watkins, a director of Ashton, seeking his support of Stornoway’s unsolicited proposal. Mr. Watkins indicated that it was premature for him to provide any support one way or the other at that time. Later that evening Mr. Boyd contacted Ms. Thomas by telephone and requested a copy of the Lock-Up Agreement, which Ms. Thomas provided late that same evening.

On the morning of Saturday, July 22, 2006, Mr. Albanese of Rio Tinto called Mr. Boyd from Europe. Mr. Boyd communicated both his surprise with Rio Tinto agreeing to such a low price considering their technical support, the support of Rio Tinto’s representative on the Board of Directors for Ashton’s on-going 2006 exploration program as well as the Rio Tinto’s recent participation in an Ashton public financing at a price of $1.40 per Ashton Share in late March 2006. Mr. Boyd also expressed his concern that the Lock-Up Agreement constrained the ability of the Board of Directors to achieve the best value for all Ashton Shareholders. On behalf of Rio Tinto, Mr. Albanese confirmed Rio Tinto’s endorsement for Stornoway’s unsolicited proposal and expressed his opinion that the transaction was in the best interest of all Ashton Shareholders.

Special Committee Appointed

Later on the morning of Saturday, July 22, 2006, Ashton’s Board of Directors, including Rio Tinto’s representative, Mr. Stephen J. Jopling, met by conference call and considered Stornoway’s unsolicited proposal. At that meeting, in the interests of providing an impartial process and having a smaller group of directors available on short notice to respond quickly to ongoing developments that might result from Stornoway’s proposal, the Board of Directors appointed a Special Committee comprised of directors who were independent of both management and Rio Tinto. The members of the Special Committee are three seasoned industry veterans: Pierre Lebel, Chairman of Imperial Metals Corporation; John B. Cole, Chairman of Ashton’s Board of Directors; and David H. Watkins, President and Chief Executive Officer of Atna Resources Ltd. The Special Committee was given a broad mandate to consider, respond to and make recommendations to the Board of Directors respecting Stornoway’s proposal and any other alternative transactions that Ashton might be presented with or choose to pursue.

Immediately following the Board of Directors’ meeting, the Special Committee held its initial meeting to further consider Stornoway’s proposal. At that meeting the Special Committee appointed Pierre Lebel as its Chair, reviewed and confirmed the independence of each member of the Special Committee, considered and confirmed its mandate and also considered and adopted a code of conduct. Also at this meeting, the Special Committee received a presentation from Ashton’s management concerning Stornoway’s proposal and a comparison of Ashton’s projects, share price, market capitalization and cash on hand with Stornoway’s and a number of other comparable Canadian diamond exploration companies. In addition, the Special Committee retained Borden Ladner Gervais LLP as independent legal counsel and received a presentation on the Special Committee’s legal obligations and duties. Finally, the Special Committee initiated a process to appoint an independent financial advisor and initiate the pursuit of strategic alternatives to the Stornoway proposal.

Stornoway Declines to Engage in “Friendly” Discussions with Ashton

Later on the evening of Saturday July 22, 2006, a letter from Mr. Lebel, Chair of the Special Committee, was delivered to Ms. Thomas indicating that the duty of Ashton’s Directors to consider and make a recommendation in response to Stornoway’s proposal on a fully informed basis would require the Board of Directors to conduct a detailed evaluation of the proposal, Stornoway’s proposed financing arrangements and the value of the share consideration Stornoway proposed to offer, as well as the business, properties and opportunities of Stornoway and Contact in light of the alternatives available to Ashton. Mr. Lebel advised Ms. Thomas that such an informed evaluation would require the assistance of financial, technical and legal professionals, among others, and could not take place within 48 hours — especially when the proposal was

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delivered late on a Friday afternoon by Stornoway. Nonetheless, Mr. Lebel indicated that Ashton’s Board of Directors was prepared to consider any transaction that could benefit Ashton and Ashton Shareholders and proposed that Ashton, Stornoway and Contact enter into a confidentiality agreement with a standstill provision which would provide all three companies with the opportunity to consider, on a more informed basis, the merits of a “friendly” transaction. Mr. Lebel advised Ms. Thomas that the Special Committee had instructed Mr. Boyd to enter into negotiations with Stornoway and Contact concerning such an agreement. That evening, Ms. Thomas responded to Mr. Boyd that she had prior travel commitments on Sunday and suggested that Mr. Boyd contact Ms. McLeod-Seltzer the next morning.

On the morning of Sunday, July 23, 2006, Mr. Boyd had a telephone conversation with Ms. McLeod-Seltzer, regarding Mr. Lebel’s letter to Ms. Thomas. During this conversation, Mr. Boyd indicated that Ashton was presently working on a preliminary draft of the contemplated confidentiality and standstill agreement and during the conversation identified concerns that the Special Committee had with the structure of Stornoway’s unsolicited proposal and the Lock-Up Agreement. Later that day, a draft agreement was provided to Ms. Thomas that included mutual confidentiality provisions among Ashton, Stornoway and Contact with a 150 day standstill provision. This timing provided Stornoway with the ability to still complete a take-up of Rio Tinto’s Ashton Shares within the 155 day termination provision contemplated in the Lock-Up Agreement. Shortly after receipt of the draft agreement, Ms. Thomas contacted Mr. Boyd to indicate that despite Ashton’s willingness to explore a “friendly” transaction, Stornoway’s arrangements with Rio Tinto provided no flexibility, and Stornoway had no desire to restructure its timelines to accommodate Ashton’s Board of Directors’ need to complete an evaluation of Stornoway and Contact’s assets, and that any standstill provision was unacceptable to Stornoway. This response indicated that, despite the outward appearance of encouraging Ashton to participate in a “friendly” transaction, Stornoway had firmly entrenched plans to proceed on a “hostile” basis giving Ashton the bare minimum time available under securities legislation to evaluate and respond to Stornoway’s proposal. Mr. Boyd encouraged Ms. Thomas to reconsider and indicated that Ashton was prepared to consider a reasonable counter-proposal on the standstill timeline.

On the morning of Monday, July 24, 2006 Stornoway issued a press release announcing its proposal and Ashton concurrently issued a press release announcing that Ashton had received Stornoway’s proposal and had appointed the Special Committee to address and respond to it.

The Special Committee met on Monday, July 24, 2006 and Tuesday, July 25, 2006 to further consider Stornoway’s proposal, receive presentations from a number of potential financial advisors and receive a presentation from Ashton’s management concerning preliminary indications of interest management had received from third parties concerning possible alternative transactions.

On Tuesday, July 25, 2006, Ashton received a request from Stornoway for a list of Ashton Shareholders and related materials. Following confirmation from Ashton’s independent legal advisors that the request was in proper form, Ashton caused the list to be made available to Stornoway in accordance with the requirements of the Canada Business Corporations Act (the “CBCA”).

Later that Tuesday, Ms. Thomas proposed to Mr. Boyd that Stornoway and Ashton enter into a 15-30 day exclusivity and standstill arrangement, to permit Stornoway to conduct due diligence on Ashton. Ms. Thomas additionally requested an opportunity to make a high-level presentation about Stornoway and Contact to Ashton’s Board of Directors or Special Committee. Mr. Boyd responded later that day and indicated that such an exclusivity and standstill provision, when combined with the 35 day minimum statutory window for Stornoway’s proposed take-over bid to remain outstanding, would possibly leave Ashton as little as five days to thoroughly investigate alternative value maximizing transactions and would not give the Board of Directors sufficient time to meet their fiduciary duties. Mr. Boyd indicated that Ashton’s previously proposed 150 day standstill proposal would allow the Special Committee a reasonable amount of time to conduct their process, without jeopardizing the spirit of the arrangements entered into between Stornoway and Rio Tinto. Mr. Boyd also indicated to Ms. Thomas that Ashton’s Special Committee would be pleased to receive a presentation from herself and Matt Manson. Stornoway has not since responded to this “friendly” proposal and has preferred to aggressively proceed with the Stornoway Offer on a “hostile” basis.

REJECT THE STORNOWAY OFFER AND DO NOT TENDER YOUR ASHTON SHARES

Deliberations of the Special Committee and the Board of Directors

On Thursday, July 27, 2006, Ashton issued a press release stating that it had engaged National Bank Financial Inc. as its independent financial advisor and advising shareholders to await the results of the Special Committee’s review and its recommendations to Ashton’s Board of Directors before making any decisions in response to Stornoway’s proposal.

On Thursday, July 27, 2006 and Friday, July 28, 2006, a number of members of Ashton’s Board of Directors conducted a site-visit to Ashton’s Foxtrot property in Québec, to greater familiarize themselves with the current status of on-ground operations at Ashton’s most advanced diamond exploration project.

On August 10, 2006, the Stornoway Offer formally commenced with the filing of the Stornoway Circular with securities regulatory authorities in Canada and its mailing to Ashton Shareholders. A copy of the Stornoway Circular was delivered to Ashton on August 11, 2006.

On August 11, 2006, both the Special Committee and the Board of Directors met to consider, among other matters, the Stornoway Circular. On the recommendation of the Special Committee, the Board of Directors authorized the issuance of a press release and a letter from Ashton’s President and Chief Executive Officer advising Ashton Shareholders to take no action in response to the unsolicited Stornoway Offer.

Since the announcement of Stornoway’s proposal on July 24, 2006, the Special Committee, together with the Financial Advisor, management of Ashton and its legal advisors, has been working to evaluate a range of strategic alternatives that may enhance shareholder value. Ashton and the Financial Advisor have been solicited by, or initiated discussions with, a number of third parties who expressed an interest in considering an alternative transaction with Ashton and established an online data site for the purpose of allowing third parties to review confidential information regarding Ashton. A number of parties have executed confidentiality and standstill agreements with Ashton and have been provided with access to the online data site. While discussions are ongoing with these parties and it is not possible to predict whether an alternative transaction will emerge from these efforts, the Special Committee and Board of Directors believe from the tenor of these discussions that Ashton’s assets are very attractive to a number of parties other than Stornoway.

The Board of Directors has determined that disclosure at this time with respect to these possible alternative transactions or the parties thereto, and the possible terms of any other transactions or proposals, would jeopardize the continuation or institution of any discussions or negotiations that Ashton may conduct. Accordingly, on August 11, 2006, the Board of Directors adopted a resolution instructing management of Ashton not to disclose the possible terms of any such transactions or proposals, or the parties thereto, until such time as counsel advises that such disclosures are required by law.

In addition, from July 24, 2006 until the Special Committee issued its report to the Board of Directors on August 21, 2006, members of the Special Committee have held independent discussions and consulted daily with the Financial Advisor, management of Ashton and legal advisors and have made such other independent investigations and obtained such financial, technical and legal advice as they felt were necessary to complete their review and to formulate their recommendation to the Board of Directors regarding the Stornoway Offer. During this period, the Special Committee also requested that the Financial Advisor prepare a formal opinion addressed to the Board as to the adequacy or inadequacy, from a financial point of view, of the consideration offered to Ashton Shareholders pursuant to the Stornoway Offer.

At a meeting of the Special Committee on August 21, 2006, the Financial Advisor made a formal presentation to the Special Committee regarding their assessment of the Stornoway Offer and the various value-maximizing alternatives that may be available to Ashton, including expressions of interest received from other interested parties. The Financial Advisor advised the Special Committee that, based on the analysis it had conducted, the consideration offered under the Stornoway Offer was inadequate from a financial point of view to Ashton Shareholders. The Special Committee then deliberated and formulated its recommendation.

On the basis of the information and advice received from the Financial Advisor and the other factors described above under the heading “Reasons for the Recommendation”, the Special Committee concluded that

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the Stornoway Offer is inadequate and that the acceptance of the Stornoway Offer is not in the best interests of Ashton or the Ashton Shareholders.

At a meeting held on August 21, 2006, the Board of Directors received the report of the Special Committee. The Board of Directors also reviewed the Inadequacy Opinion of the Financial Advisor that, as of the date of such opinion, the consideration offered pursuant to the Stornoway Offer is inadequate, from a financial point of view, to the Ashton Shareholders. A copy of the Inadequacy Opinion is attached as Schedule “A” to this Directors’ Circular.

On the basis of the information, advice and Inadequacy Opinion provided by the Financial Advisor, the report of the Special Committee and the matters described above under the heading “Reasons for Rejection of the Stornoway Offer”, the Board of Directors has resolved to recommend that Ashton Shareholders REJECT the Stornoway Offer and NOT TENDER their Ashton Shares.

MINORITY SHAREHOLDER PROTECTIONS

An acquisition by Stornoway of 50% or more of the Ashton Shares will not change the fundamental rights of Ashton Minority Shareholders or the value of their Ashton Shares. Ashton currently has a “majority” shareholder — Rio Tinto — and this has not adversely affected the fundamental rights of Ashton Minority Shareholders. Similarly, prior to November, 2000, Ashton had another “majority” shareholder — Ashton Mining Limited — and this did not change the fundamental rights of Ashton Minority Shareholders. Ashton Minority Shareholders who do not tender their Ashton Shares to the Stornoway Offer will have available to them a number of legal and regulatory protections to ensure that they are not treated unfairly in subsequent related party or going private transactions that Stornoway may pursue.

Stornoway has indicated in the Stornoway Circular that if it takes up and pays for Ashton Shares deposited under the Stornoway Offer, it will enter into one or more, transactions to enable Stornoway or an affiliate of Stornoway to acquire all Ashton Shares not voluntarily tendered to the Stornoway Offer.

Members of the Board of Directors and Ashton’s Senior Officers are not tendering their Ashton Shares to the Stornoway Offer and will be relying upon legal and regulatory protections, principally under OSC Rule 61-501, AMF Regulation Q-27 and the CBCA, to protect their minority interests in connection with any transaction following the Stornoway Offer pursuant to which Stornoway attempts to acquire all outstanding Ashton Shares.

ASHTON’S SHARE CAPITAL

Ashton’s authorized share capital consists of an unlimited number of common shares without par value and an unlimited number of preferred shares, issuable in series without par value. As at August 21, 2006, (i) 95,204,037 common shares of Ashton were issued and outstanding as fully paid and non-assessable shares in the capital of Ashton; (ii) no preferred shares of Ashton have been issued; (iii) there were outstanding options issued under Ashton’s stock option plan providing for the issuance of 4,053,950 Ashton Shares upon the exercise thereof; and (iv) Ashton had 2.5 million warrants with an exercise price of $1.30 and a May 19, 2007 expiry date outstanding.

The Ashton Shares are listed and posted for trading on the TSX under the symbol “ACA”.

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OWNERSHIP OF SECURITIES BY DIRECTORS AND SENIOR OFFICERS

The following table set out the names and positions with Ashton of each of its Directors and Senior Officers and the number and percentage of outstanding securities beneficially owned, directly or indirectly, or over which control or direction is exercised by each such person and, where known after reasonable enquiry, by their respective associates and any person or company acting jointly or in concert with Ashton as at August 21, 2006.

Name	Number of Ashton Shares		Percentage of Ashton Shares	Number of Ashton Shares Under Options

Senior Officers

ROBERT T. BOYD President, Chief Executive Officer and Director	251,900	(1)	<1%	821,800

ALESSANDRO BITELLI Vice President, Finance	95,500		<1%	452,600

BROOKE P. CLEMENTS Vice President, Exploration	27,000		<1%	441,600

MICHAEL J. HARDIN General Counsel and Corporate Secretary	82,800		<1%	382,500

Non-Executive Directors

JOHN B. COLE Director	81,000		<1%	149,000

G. BERNARD COULOMBE Director	20,000		<1%	109,000

PIERRE LEBEL Director	35,000		<1%	72,000

DR. ALFONSO E. GRAU Director	19,000		<1%	144,000

DAVID H. WATKINS Director	5,000		<1%	72,000

STEPHEN J. JOPLING Director	0		0	25,000

Note:

(1)             Includes 2,800 Ashton Shares beneficially owned by an associate of Mr. Boyd, over which Mr. Boyd exercises control or direction.

PRINCIPAL HOLDER OF ASHTON SHARES

As at August 21, 2006, to the knowledge of the Directors and Senior Officers of Ashton identified under “Ownership of Securities by Directors and Senior Officers”, the only persons who beneficially own, directly or indirectly, or exercises control or direction over, more than 10% of the Ashton Shares are indicated below:

Name	Number of Ashton Shares	Approximate Percentage of Ashton Shares

ASHTON CANADA PTY. LIMITED	33,848,221	36%
QIT-FER ET TITANE INC.	15,189,761	16%
RIO TINTO, BENEFICIAL OWNERSHIP	49,037,982	52%

REJECT THE STORNOWAY OFFER AND DO NOT TENDER YOUR ASHTON SHARES

INTENTIONS WITH RESPECT TO THE STORNOWAY OFFER

The Directors and Senior Officers and, to their knowledge after reasonable enquiry, each of their associates have indicated their intention to reject the Stornoway Offer and to not tender their Ashton Shares to Stornoway.

On July 21, 2006, Stornoway and Rio Tinto entered into the Lock-Up Agreement. The Lock-Up Agreement sets forth the terms and conditions under which Stornoway agreed to make, directly or through a wholly-owned subsidiary, the Stornoway Offer and the agreement of Rio Tinto, subject to the terms and conditions of the Lock-Up Agreement, to validly and irrevocably tender its Ashton Shares in valid acceptance of the Stornoway Offer. A summary of the principal terms of the Lock-Up Agreement is set out on page 66 of the Stornoway Circular.

OWNERSHIP OF SECURITIES OF STORNOWAY

None of Ashton, its Directors and Senior Officers and, to the knowledge of such Directors and Senior Officers after reasonable enquiry, none of their respective associates or any person or company acting jointly or in concert with Ashton owns (directly or indirectly), or exercises control or direction over, securities of Stornoway except for:

ALESSANDRO BITELLI	1,000 Stornoway Shares

TRADING IN ASHTON SHARES

During the six months preceding the date hereof, none of the Directors and Senior Officers, nor, to the knowledge of the Directors and Senior Officers after reasonable enquiry, any of their respective associates, any person holding more than ten per cent of the Ashton Shares or any person or company acting jointly or in concert with Ashton, has traded any Ashton Shares except as follows:

Name	Number of Ashton Shares Purchased	Number of Ashton Shares Sold	Purchase or Sale Price per Ashton Share	Date of Transaction

RIO TINTO(1)	5,539,286		$1.40	2006-03-31
DAVID H. WATKINS	600		$1.07	2006-06-21
	1,900		$1.08	2006-06-21
	2,500		$1.10	2006-06-21

Note:

(1)    Indirectly through Rio Tinto’s wholly-owned subsidiary, QIT-Fer et Titane Inc.

ISSUANCES OF SECURITIES OF ASHTON

Except as set forth below, no securities of Ashton have been issued to the Directors or Senior Officers of Ashton during the two years preceding the date of this Directors’ Circular.

Name	Nature of Transaction	Number of Ashton Shares	Date of Issuance

ROBERT T. BOYD	Exercise of options	10,000	2004-11-23
	Exercise of options	5,500	2005-02-18
	Exercise of options	5,000	2005-03-07
	Exercise of options	28,000	2005-05-05
	Exercise of options	115,000	2005-06-01
	Exercise of options	62,000	2006-08-04

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Name	Nature of Transaction	Number of Ashton Shares	Date of Issuance

ALESSANDRO BITELLI	Exercise of options	9,300	2004-11-16
	Exercise of options	10,000	2004-12-03
	Exercise of options	5,000	2005-06-15
	Exercise of options	5,000	2005-07-27
	Exercise of options	10,000	2005-08-04
	Exercise of options	5,000	2005-08-12
	Exercise of options	5,000	2005-08-26
	Exercise of options	30,000	2006-08-23

BROOKE P. CLEMENTS	Exercise of options	5,000	2005-03-24
	Exercise of options	8,000	2006-02-09
	Exercise of options	8,000	2006-02-10
	Exercise of options	6,000	2006-02-13
	Exercise of options	3,000	2006-02-14

JOHN B. COLE	Exercise of options	16,500	2004-09-29
	Exercise of options	6,200	2004-09-29
	Exercise of options	20,000	2005-08-29
	Exercise of options	20,000	2006-08-16

MICHAEL J. HARDIN	Exercise of options	9,300	2004-11-16
	Exercise of options	6,000	2005-05-12
	Exercise of options	6,000	2005-06-07
	Exercise of options	6,000	2005-06-29
	Exercise of options	6,000	2005-07-04
	Exercise of options	6,000	2005-07-28
	Exercise of options	30,000	2006-08-04

DAVID ROBERTSON	Exercise of options	7,000	2004-11-10
	Exercise of options	17,500	2004-12-03

The options referred to below were issued under Ashton’s stock option plan during the two years preceding the date of this Directors’ Circular to Directors or Senior Officers of Ashton.

Name	Number of Ashton Shares Subject to Options	Date of Grant	Expiry Date	Exercise Price

ROBERT T. BOYD	65,000	2004-11-02	2014-11-02	$0.96
	192,000	2004-12-03	2009-12-03	$0.95
	194,800	2005-12-01	2010-12-01	$1.08
	65,000	2005-12-01	2015-12-01	$1.08

ALESSANDRO BITELLI	40,000	2004-11-02	2014-11-02	$0.96
	90,700	2004-12-03	2009-12-03	$0.95
	91,900	2005-12-01	2010-12-01	$1.08
	40,000	2005-12-01	2015-12-01	$1.08

BROOKE P. CLEMENTS	40,000	2004-11-02	2014-11-02	$0.96
	91,000	2004-12-03	2009-09-03	$0.95
	95,600	2005-12-01	2010-12-01	$1.08
	40,000	2005-12-01	2015-12-01	$1.08

REJECT THE STORNOWAY OFFER AND DO NOT TENDER YOUR ASHTON SHARES

Name	Number of Ashton Shares Subject to Options	Date of Grant	Expiry Date	Exercise Price

JOHN B. COLE	25,000	2004-11-02	2014-11-02	$0.96
	12,000	2004-12-03	2009-12-03	$0.95
	12,000	2005-12-12	2010-12-01	$1.08
	30,000	2005-12-01	2015-12-01	$1.08

G. BERNARD COULOMBE	25,000	2004-11-02	2014-11-02	$0.96
	12,000	2004-12-03	2009-12-03	$0.95
	12,000	2005-12-01	2010-12-01	$1.08
	25,000	2005-12-01	2015-12-01	$1.08

DAVID CHARLES DAVENPORT	25,000	2004-11-02	2014-11-02	$0.96
	12,000	2004-12-03	2009-12-03	$0.95

ALFONSO E. GRAU	25,000	2004-11-02	2014-11-02	$0.96
	12,000	2004-12-03	2009-12-03	$0.95
	12,000	2005-12-01	2010-12-01	$1.08
	25,000	2005-12-01	2015-12-01	$1.08

MICHAEL J. HARDIN	40,000	2004-11-02	2014-11-02	$0.96
	81,400	2004-12-03	2009-12-03	$0.95
	86,100	2005-12-01	2010-12-01	$1.08
	40,000	2005-12-01	2015-12-01	$1.08

PIERRE LEBEL	10,000	2005-02-17	2010-02-17	$1.34
	25,000	2005-02-17	2017-02-17	$1.34
	12,000	2005-12-01	2010-12-01	$1.08
	25,000	2005-12-01	2015-11-30	$1.08

DAVID ROBERTSON	28,000	2004-11-02	2014-11-02	$0.96
	12,000	2004-12-03	2009-12-03	$0.95

DAVID WATKINS	10,000	2005-02-17	2010-02-17	$1.34
	25,000	2005-02-17	2015-02-17	$1.34
	12,000	2005-12-01	2010-12-01	$1.08
	25,000	2005-12-01	2015-12-01	$1.08

TRADING PRICES OF THE ASHTON SHARES

On July 21, 2006, the last trading day of the Ashton Shares prior to the public announcement by Stornoway of its intention to make the Stornoway Offer, the closing price on the TSX of the Ashton Shares was $1.09.

ARRANGEMENTS BETWEEN ASHTON AND THE DIRECTORS AND SENIOR OFFICERS

Except as set forth below, no arrangements or agreements have been made or are currently proposed to be made between Ashton and any of its Directors and Senior Officers as to any payments or other benefits to be made or given by way of compensation for loss of office or as to the Directors and Senior Officers remaining in or retiring from office if the Stornoway Offer is successful.

Existing Employment Arrangements

Each of (i) Robert T. Boyd, President and Chief Executive Officer; (ii) Alessandro Bitelli, Vice President Finance; (iii) Brooke P. Clements, Vice President Exploration; and (iv) Mike J. Hardin, General Counsel and Corporate Secretary (collectively, the “Senior Officers”) is engaged by Ashton under a contract of employment that sets out the terms under which the services are to be performed and the corresponding benefits are to be

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received, as well as the consequences of termination of the agreement (collectively, the “Executive Agreements”).

In the event of termination of employment without cause, the Executive Agreement for each of the Senior Officers other than Mr. Boyd provides for payment of twelve months’ annual salary and an amount equivalent to the employment benefits that would otherwise have been paid during the twelve-month period immediately following termination (the “Equivalent Employment Benefits”). Similar payments are required in the event of resignation of any of the Senior Officers for “good reason”, the definition of which includes the acquisition by Ashton Mining Limited, since acquired by Rio Tinto, of all of the issued and outstanding securities of Ashton. Under the Executive Agreement with Mr. Boyd, the corresponding payments for termination without cause or resignation for good reason are eighteen months’ annual salary and eighteen months’ Equivalent Employment Benefits. If Mr. Boyd resigns after a change of control of Ashton, his Executive Agreement provides for payment of twenty-four months’ annual salary and twenty-four months of Equivalent Employment Benefits.

In response to the Stornoway Offer, the Board of Directors approved a retention employee bonus plan to reward employees who do not resign from employment with Ashton or a successor corporation for a specified period of time extending into 2007. The only bonuses approved for Ashton’s Senior Officers were for Alessandro Bitelli, Brooke P. Clements and Michael J. Hardin at approximately 25 percent of their annual base salary.

Special Committee

As compensation for services rendered in connection with serving on the Special Committee, the members of the Special Committee will each be paid a reasonable fee, subject to a maximum limit of $20,000 for John B. Cole and David H. Watkins and $25,000 for Pierre Lebel.

RELATIONSHIP BETWEEN STORNOWAY AND THE DIRECTORS AND SENIOR OFFICERS

No contracts or agreements (including any contracts, arrangements or agreements as to any payments or other benefits to be made or given by way of compensation for loss of office or as to the Directors and Senior Officers remaining or retiring from office if the Stornoway Offer is successful) have been made or proposed to be made between Stornoway and any of Ashton’s Directors and Senior Officers. None of Ashton’s Directors and Senior Officers are directors or officers of Stornoway or any subsidiary of Stornoway. None of Ashton’s Directors and Senior Officers, their respective associates or, to the knowledge of the Directors and Senior Officers, Rio Tinto has any interest in any material contract to which Stornoway is a party, except for the Lock-Up Agreement.

MATERIAL CHANGES IN THE AFFAIRS OF ASHTON

Except as otherwise described in this Directors’ Circular or as otherwise publicly disclosed, none of the Directors and Senior Officers of Ashton are aware of any information that indicates any material change in the affairs or prospects of Ashton since the date of its last published financial statements, being its interim financial statements for the three months ended June 30, 2006.

OTHER INFORMATION

Except as disclosed in this Directors’ Circular, there is no information that is known to the Directors that would reasonably be expected to affect the decision of the Ashton Shareholders to accept or reject the Stornoway Offer.

REJECT THE STORNOWAY OFFER AND DO NOT TENDER YOUR ASHTON SHARES

OTHER PERSONS RETAINED IN CONNECTION WITH THE OFFER

Ashton has retained Kingsdale as the information agent and proxy solicitation agent with respect to the Stornoway Offer. Ashton has agreed to pay Kingsdale reasonable customary compensation for their services and reimbursement of out-of-pocket expenses in connection therewith. Ashton has also agreed to indemnify Kingsdale against certain liabilities arising out of or in connection with their engagement.

Ashton has retained Longview Communications Inc. (“Longview”) as its public relations advisor with respect to the Stornoway Offer. Ashton has agreed to pay Longview reasonable customary compensation for its services and reimbursement of out-of-pocket expenses in connection therewith. Ashton has agreed to indemnify Longview against certain liabilities arising out of or in connection with its engagement.

STATUTORY RIGHTS

Securities legislation in certain of the provinces and territories of Canada provides Ashton Shareholders with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to the Ashton Shareholders. However, such rights must be exercised within prescribed time limits. Ashton Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

APPROVAL OF THE DIRECTORS’ CIRCULAR

The contents of this Directors’ Circular have been approved by the Board of Directors and the delivery of this Directors’ Circular has been authorized by the Board of Directors.

REJECT THE STORNOWAY OFFER AND DO NOT TENDER YOUR ASHTON SHARES

GLOSSARY

In this Directors’ Circular, unless the context otherwise requires:

“affiliate” has the meaning ascribed thereto in the Securities Act (British Columbia);

“All Cash Alternative” means the option to receive $1.25 in cash per Ashton Share under the Stornoway Offer;

“Ashton” means Ashton Mining of Canada Inc., a corporation incorporated under the laws of Canada, and, if the context requires, its subsidiaries;

“Ashton Minority Shareholders” means holders of Ashton Shares, other than the Rio Tinto Subsidiaries;

“Ashton Shareholders” means holders of Ashton Shares;

“Ashton Shares” means the common shares in the capital of Ashton Mining of Canada Inc.;

“associate” has the meaning ascribed thereto in the Securities Act (British Columbia);

“Board of Directors” means the board of directors of Ashton;

“CBCA” means the Canada Business Corporations Act;

“Contact” means Contact Diamond Corporation, a corporation existing under the Business Corporations Act (Ontario);

“Contact Offer” means the offer made by Stornoway dated August 10, 2006 to purchase all of the issued and outstanding common shares of Contact;

“Directors” means the members of the Board of Directors being, as of the date of this Directors’ Circular, John B. Cole, Robert T. Boyd, G. Bernard Coulombe, Pierre Lebel, Dr. Alfonso E. Grau, David H. Watkins, and Stephen J. Jopling;

“Directors’ Circular” means this directors’ circular dated August 22, 2006;

“Dissenting Shareholder” means any Ashton Shareholder who did not accept the Stornoway offer and each person who acquired Ashton Shares after the expiry of the Stornoway Offer;

“DMS” means dense media separation;

“Engagement Agreement” means an engagement agreement dated July 26, 2006 whereby Ashton engaged National Bank Financial Inc. to act as its financial advisor with respect to the Stornoway Offer;

“Equivalent Employment Benefits” means, in the event of termination of employment without cause, the Executive Agreement for each of the Executive Officers other than Mr. Boyd that provide for payment of twelve months’ annual salary and an amount equivalent to the employment benefits that would otherwise have been paid during the twelve-month period immediately following termination;

“Executive Agreements” means agreements under which each of the Senior Officers are engaged by Ashton under a contract of employment that sets out the terms under which the services are to be performed and the corresponding benefits are to be received, as well as the consequences of termination of the agreement;

“Inadequacy Opinion” means the inadequacy opinion of the Financial Advisor, reproduced in full at the end of this Directors’ Circular;

“Financial Advisor” means Ashton’s independent financial advisor, National Bank Financial Inc.;

“Foxtrot Technical Report” means the technical report titled “Technical Report Recommendations — The Otish Mountains, Québec Project” dated February 24, 2006;

“Kingsdale” means Ashton’s information agent, Kingsdale Shareholder Services Inc.;

REJECT THE STORNOWAY OFFER AND DO NOT TENDER YOUR ASHTON SHARES

“Lock-Up Agreement” means an agreement dated July 21, 2006 under which the Rio Tinto Subsidiaries have agreed to tender all, or substantially all, of their Ashton Shares to the Stornoway Offer;

“NI 43-101” means National Instrument 43-101, Standards of Disclosure for Mineral Projects;

“Options” means any outstanding and issued options, as at August 22, 2006, under Ashton’s stock option plan;

“Rio Tinto” means the Rio Tinto group (including Rio Tinto plc and Rio Tinto Limited), a world-wide mining enterprise based in London, England and, if the context requires, the Rio Tinto Subsidiaries;

“Rio Tinto Subsidiaries” means Ashton Canada Pty. Limited and QIT-Fer et Titane Inc., which are indirect wholly-owned subsidiaries of Rio Tinto, which directly hold Rio Tinto’s beneficial shareholding in Ashton;

“Senior Officers” has the meaning given to it in the Securities Act (British Columbia);

“Share Alternative” means the option to receive one Stornoway Share plus $0.01 in cash per Ashton Share as part of the Stornoway Offer;

“Special Committee” means the special committee of independent members of the Board of Directors, namely Pierre Lebel, John B. Cole and David H. Watkins, formed to review and thoroughly consider the Stornoway Offer and actively investigate all possible alternatives to the Stornoway Offer, including any competing offers it may receive, to maximize shareholder value;

“Stornoway” means Stornoway Diamond Corporation, a corporation existing under the Business Corporations Act (British Columbia);

“Stornoway Circular” means the take-over bid circular related to the Offer dated August 10, 2006;

“Stornoway Offer” means the offer made by Stornoway dated August 10, 2006 to purchase all of the outstanding shares of Ashton Shares;

“Stornoway Share” means a common share in the capital of Stornoway;

“subsidiary” has the meaning ascribed thereto in the Securities Act (British Columbia); and

“TSX” means the Toronto Stock Exchange.

REJECT THE STORNOWAY OFFER AND DO NOT TENDER YOUR ASHTON SHARES

FINANCIAL ADVISOR’S CONSENT

We hereby consent to the references to the opinion dated August 22, 2006 of our firm in the circular of the Board of Directors of Ashton Mining of Canada Inc. dated August 22, 2006 (the ”Directors’ Circular”) and to the inclusion of and references to the foregoing opinion in the Directors’ Circular.

Dated the 22nd day of August, 2006.

NATIONAL BANK FINANCIAL INC.

By:	(Signed) GORDON BOGDEN
Managing Director

CONSENT OF WARDROP ENGINEERING

To: The Board of Ashton Mining Canada Ltd. (“Ashton”)

We hereby consent to the inclusion in this Directors’ Circular of our estimated drill indicated and projected tonnage information regarding the Renard Kimberlitic bodies on the Foxtrot property in Quebec, which were determined by Wardrop Enigineering Inc. and reported by Ashton in a technical report titled “Technical Report Recommendations — The Otish Mountains, Quebec Project” dated February 24, 2006.

Vancouver, British Columbia	(Signed) TIM MAUNULA
August 22, 2006	WARDROP ENGINEERING INC.

CERTIFICATE

DATED: August 22, 2006

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. The foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities subject to the bid within the meaning of the Securities Act (Québec).

On behalf of the Board of Directors,

(Signed) JOHN B. COLE	(Signed) PIERRE LEBEL
Chairman of the Board of Directors	Chairman of the Special Committee

SCHEDULE “A”

INADEQUACY OPINION OF FINANCIAL ADVISOR

August 21, 2006

The Board of Directors

ASHTON MINING OF CANADA INC.

Unit 116 - 890 West 1st Street

North Vancouver, BC

V7P 3N4

To the Board of Directors:

We understand that Stornoway Diamond Corporation (“Stornoway”) has made an offer (the ”Offer”) to purchase all the issued and outstanding common shares and associated rights of Ashton Mining of Canada Inc. (“Ashton”), including common shares and associated rights that may become outstanding upon the conversion, exchange or exercise of outstanding options or other securities of Ashton that are convertible into or exchangeable or exercisable for common shares of Ashton. The consideration offered pursuant to the Offer is $1.25 cash per common share of Ashton (“Ashton Shares”) or 1.0 Stornoway share for each Ashton share plus $0.01 in cash. The maximum cash consideration to be paid by Stornoway will be $59.5 million. Detailed terms and conditions, and other matters relating to the Offer are set forth in the offer and take-over bid circular of Stornoway dated August 10, 2006 (the ”Take-Over Bid Circular”). Stornoway has also made an offer (the “Contact Offer”) to purchase all the issued and outstanding common shares of Contact Diamond Corporation (“Contact”). The completion of the Offer is not conditional upon the completion of the Contact Offer.

National Bank Financial Inc. (together with its affiliates, “National Bank Financial”) has been retained to provide financial advice to Ashton and its Board of Directors, including our opinion (the ”Opinion”) as to the adequacy or inadequacy, from a financial point of view, of the consideration offered pursuant to the Offer to the shareholders of Ashton other than Stornoway and its affiliates (as such term is defined in the Securities Act (British Columbia)).

Credentials of National Bank Financial

National Bank Financial is one of Canada’s largest investment banking firms with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading, investment research and investment management. The Opinion expressed herein is the opinion of National Bank Financial, the form and content of which have been approved for release by a committee of its directors and officers, each of whom is experienced in merger, acquisition, divestiture and fairness opinion matters.

Scope of Review

In connection with rendering our Opinion, we have reviewed and relied upon, or carried out, among other things, the following:

a)                      the Take-Over Bid Circular;

b)                     the offer and take-over bid circular of Stornoway dated August 10, 2006 with respect to the Contact Offer including a valuation of Contact provided by Orion Securities Inc.;

c)                      the most recent draft of the Ashton Directors’ Circular (the ”Draft Directors’ Circular”);

d)                     the annual reports to shareholders the previous three fiscal years for Ashton Stornoway and Contact;

e)                      the most recently quarterly report to shareholders of each of Ashton, Stornoway and Contact containing Management’s Discussion and Analysis and unaudited financial statements;

f)                        the proxy circulars and annual information forms of Ashton, Stornoway and Contact for the last three fiscal years;

g)                     the financial model for Ashton’s Renard interests developed and provided by Wardrop Engineering Inc.;

h)                     certain other internal information prepared and provided to us by Ashton management, concerning the business, operations, assets, liabilities and prospects of Ashton;

i)                         discussions with Ashton management concerning Ashton’s current business plan, its financial condition, its future business prospects, and potential alternatives to the Offer;

j)                         public information relating to the business, financial condition and trading history of Ashton, Stornoway and Contact and other selected public companies we considered relevant;

k)                      information with respect to selected precedent transactions we considered relevant;

l)                         a letter of representation as to certain factual matters and the completeness and accuracy of the information upon which the Opinion is based, addressed to us and dated the date hereof, provided by senior officers of Ashton; and

m)                   such other information, investigations, analyses and discussions (including discussions with senior management, Ashton’s legal counsel, and other third parties) as we considered necessary or appropriate in the circumstances.

National Bank Financial has not, to the best of its knowledge, been denied access by Ashton to any information under its control requested by National Bank Financial.

Assumptions and Limitations

With the Board of Directors’ approval and agreement, we have relied upon the completeness, accuracy and fair presentation of all financial information, business plans, forecasts and other information, data, advice, opinions and representations obtained by us from public sources, including the Offer, or provided to us by Ashton, its subsidiaries and their respective directors, officers, associates, affiliates, consultants, advisors and representatives relating to Ashton, its subsidiaries, associates and affiliates, and to the Offer. Our Opinion is conditional upon such completeness, accuracy and fair presentation. We have not been requested or, subject to the exercise of professional judgment, attempted to verify independently the completeness, accuracy or fair presentation of any such information, data, advice, opinions and representations.

Senior officers of Ashton have represented to National Bank Financial in a certificate delivered as of the date hereof, among other things, that (i) the information, data, advice, opinions, representations and other material (financial and otherwise) (the ”Information”) provided orally by, or in the presence of, an officer or employee of Ashton or in writing by Ashton or any of its subsidiaries, associates or affiliates or their respective directors, officers, associates, affiliates, consultants, advisors and representatives to National Bank Financial or obtained by National Bank Financial from the System for Electronic Document Analysis and Retrieval (SEDAR) relating to Ashton, its subsidiaries, associates or affiliates, the Offer or any other transaction, for the purpose of preparing the Opinion was, at the date such Information was provided to National Bank Financial, and is complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of Ashton, its subsidiaries, associates or affiliates, the Offer or any other transaction and did not and does not omit to state a material fact in respect of Ashton, its subsidiaries, associates or affiliates, the Offer or any other transaction necessary to make the Information or any statement contained therein not misleading in light of the circumstances under which the Information was provided or any statement was made; and that (ii) since the dates on which the Information was provided to National Bank Financial, except as disclosed in writing to National Bank Financial, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Ashton or any of its subsidiaries and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Opinion.

With respect to any forecasts, projections, estimates and/or budgets provided to National Bank Financial and used in its analyses, National Bank Financial notes that projecting future results of any company is inherently subject to uncertainty. National Bank Financial has assumed, however, that such forecasts, projections, estimates and/or budgets were prepared using the assumptions identified therein, which, in the opinion of Ashton, are (or were at the time and continue to be) reasonable in the circumstances.

In preparing the Opinion, National Bank Financial has made several assumptions, including that all of the conditions required to implement the Offer will be met and that the disclosure provided or incorporated by reference in the Take-Over Bid Circular and Draft Directors’ Circular with respect to Ashton and its subsidiaries and affiliates and the Offer is accurate in all material respects.

Our Opinion is rendered as at the date hereof and on the basis of securities markets, economic and general business and financial conditions prevailing as at the date hereof and the conditions and prospects, financial and otherwise, of Ashton as they are reflected in the Information and as they were represented to us in our discussions with the management of Ashton. In our analyses and in connection with the preparation of our Opinion, we made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of National Bank Financial and any party involved in the Offer.

We have not been asked to prepare and have not prepared a valuation of Ashton or any of its securities or assets and our opinion should not be construed as such.

We have been engaged as financial adviser to Ashton in connection with the Offer and will be paid a fee for our services. We will also receive a fee upon delivery of this Opinion. In addition, National Bank Financial is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by Ashton in certain circumstances.

This Opinion is provided to the Board of Directors of Ashton for its use and may not be relied upon by any other person. National Bank Financial disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of National Bank Financial after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Opinion after the date hereof, National Bank Financial reserves the right to change, modify or withdraw the Opinion.

The preparation of an inadequacy opinion is a complex process and is not necessarily capable of being partially analyzed or summarized. National Bank Financial believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create an incomplete view of the process underlying the Opinion. The Opinion should be read in its entirety and should not be construed as a recommendation to any shareholder as to whether to tender their common shares to Stornoway under the Offer.

Opinion

Based upon and subject to the foregoing, it is our opinion, as of the date hereof that the consideration offered pursuant to the Offer is inadequate from a financial point of view to the shareholders of Ashton other than Stornoway.

Yours truly,

(Signed) NATIONAL BANK FINANCIAL INC.

Any questions and requests for assistance may be directed to
Kingsdale Shareholder Services Inc.
at the telephone numbers and location set out below:

The Exchange Tower
130 King Street West, Suite 2950, P.O. Box 361
Toronto, Ontario
M5X 1E2

North American Toll Free Phone:
1-866-368-9462

Email: contactus@kingsdaleshareholder.com

Facsimile: 416-867-2271

Toll Free Facsimile: 1-866-545-5580

Banks and Brokers Call Collect: 416-867-2272